                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        GAYLORD CONTAINER CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                        GAYLORD CONTAINER CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                                                  [GAYLORD LOGO]

                         GAYLORD CONTAINER CORPORATION

                                PROXY STATEMENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD
                               FEBRUARY 10, 1999

     We cordially invite you to attend the 1999 annual meeting of stockholders ("Annual Meeting") of Gaylord Container Corporation ("Company") which will be held on Wednesday, February 10, 1999 at 10:00 a.m. Chicago time at 520 Lake Cook Road, Deerfield, Illinois 60015 to:

     1. Elect 10 directors of the Company to serve for terms commencing with the Annual Meeting;

     2. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and

     3. Transact such other business as may properly come before the meeting.

     December 14, 1998 is the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Any stockholder may examine a list of the record holders for any purpose germane to the meeting during normal business hours at the Company's corporate headquarters, 500 Lake Cook Road, Suite 400, Deerfield, Illinois 60015, beginning on January 31, 1999.

     We want your shares to be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please mark, date and sign the enclosed proxy card. The enclosed envelope, if mailed in the United States, requires no postage. You may also vote by telephone or via the Internet by following the enclosed instructions. Your proxy is revocable at any time before it is voted. If you are present at the meeting you may withdraw your proxy and vote in person, if you so desire.

                                          David F. Tanaka
                                          Secretary

Deerfield, Illinois
December 30, 1998

               PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD
             AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY
                            TIME BEFORE IT IS VOTED.

                         GAYLORD CONTAINER CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 10, 1999

                      TIME AND LOCATION OF ANNUAL MEETING

     The 1999 annual meeting of stockholders (the "Annual Meeting") of Gaylord Container Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m. Chicago time on Wednesday, February 10, 1999 at 520 Lake Cook Road, Deerfield, Illinois 60015.

                RECORD DATE; PURPOSE AND SOLICITATION OF PROXIES

     Only stockholders of record as of the close of business on December 14, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. This proxy statement ("Proxy Statement") and the enclosed proxy card are being mailed on December 30, 1998 to the holders of Class A Common Stock ("Common Stock"). The Board of Directors ("Board of Directors" or "Board") is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. This solicitation is for election of directors to serve on the Board and ratification of the appointment of the Company's independent auditors. The details of each of these proposals are described below.

                        VOTING AND REVOCATION OF PROXIES

     Proxies properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted. If there is no direction, proxies will be voted in favor of each of the proposals outlined below and at the discretion of the proxy holders on all other business as may properly be brought before the Annual Meeting or any adjournment. A stockholder may revoke his or her proxy before it is voted either in person at the Annual Meeting, by written notice to the Company's Secretary delivered before the Annual Meeting or by delivery to the Company's Secretary before the Annual Meeting of a properly executed subsequent proxy.

     Under Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. Shares registered in the names of brokers or other "street name" nominees for whom proxies are voted on some but not all matters will be considered voted only on those matters actually voted. They will not be considered for any purpose on the matters for which a beneficial holder has not provided specific voting instructions. The latter are commonly called "broker non-votes".

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Each holder of the Company's Common Stock outstanding represented in person or by proxy has one vote per share. Mid-America Group, Ltd. ("MAG") beneficially owns less than nine percent and the Company's executive officers and directors, as a group, including the shares owned by MAG, beneficially own or control less than 16% percent of the Common Stock.

     In connection with the Company's November 1992 financial restructuring, the Company issued warrants to obtain Common Stock ("Warrants") and shares of Common Stock ("Trust Stock") that may be obtained when the Warrants are exercised. A trustee ("Warrant Trustee") holds the Trust Stock for the benefit of the holders of the warrants, pending any exercise, or for the benefit of the Company, pending any redemption or exchange of the warrants.

     In connection with this proxy solicitation, the Warrant Trustee has appointed the Secretary of the Company as its proxy to vote all shares of Trust Stock held by the Warrant Trustee in proportion to all other votes by holders of Common Stock.

     As of the Record Date, there were outstanding 53,339,282 shares of Common Stock, including 1,758,139 shares of Trust Stock held by the Warrant Trustee, and 1,758,139 Warrants to obtain shares of Common Stock. See "Information With Respect To Certain Stockholders" below.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board is currently composed of 10 directors, all of whom, with the exception of Jerry W. Kolb, have served as directors since the 1998 Annual Meeting of Stockholders. Mr. Kolb was elected to the Board in August 1998. If elected, each of the 10 directors will hold office until the next annual meeting of stockholders, and until a successor shall have been duly elected and qualified. All of the Director Nominees were recommended to the Board of Directors by the Nominating and Organizational Planning Committee. Unless otherwise instructed, signed proxies that are returned will be voted for election of all of the Director Nominees. If any Director Nominee becomes unable or unwilling to serve, the proxies will be voted in the discretion of the proxy holders.

           DIRECTOR NOMINEES FOR ELECTION AT THE 1999 ANNUAL MEETING

     MARY SUE COLEMAN. Ms. Coleman has served as a director of the Company since August 1996. Since 1995, she has served as President and Professor of Biochemistry and Biological Sciences at the University of Iowa. She served from 1993 to 1995 as Provost and Vice President for Academic Affairs and Professor of Biochemistry at the University of New Mexico and from 1992 to 1993 as Vice Chancellor for Graduate Studies and Research at the University of North Carolina at Chapel Hill. She serves on the board of directors of Meredith Corporation, a publishing and television broadcasting company, and Norwest Bank Iowa, N.A. and on the Board of Trustees of Grinnell (Iowa) College. Member, Audit Committee and Nominating and Organizational Planning Committee. Age 55.

     HARVE A. FERRILL. Mr. Ferrill has served as a director of the Company since November 1992. He has served as Chief Executive Officer of Advance Ross Corporation ("Advance Ross"), a wholly owned subsidiary of CUC International, Inc., a membership services company, since 1996. He previously served as Chairman or President and Chief Executive Officer of Advance Ross since 1990. Advance Ross' primary business is Europe Tax-Free Shopping AB, the world's largest refunder of value-added taxes. Advance Ross also operates PPC Industries, which designs, manufacturers and installs electrostatic precipitators for industrial pollution control applications. He has served as Chairman of the board of directors of GeoWaste Incorporated, a publicly traded waste management company, since 1991 and as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982. Chairman, Audit Committee; member, Compensation and Stock Option Committee. Age 65.

     JOHN E. GOODENOW. Mr. Goodenow has served as a director of the Company since November 1992. He is Chairman of the Board of Goodenow Bancorporation where he served from 1979 to 1995 as President, Chief Executive Officer and a director. Mr. Goodenow also serves as a director of Bank Midwest (Okoboji, Iowa) and Bank Midwest (Fairmont, Minnesota), each a private banking corporation. Member, Audit Committee and Compensation and Stock Option Committee. Age 63.

     DAVID B. HAWKINS. Mr. Hawkins has served as a director of the Company since November 1986. He currently serves as President of Coldwell Banker/Mid-America Group Realtors and Vice Chairman and a director of MAG, a real estate investment company. He served as President or Executive Vice President and a director of MAG from 1977 to 1993. Member, Nominating and Organizational Planning Committee. Age 64.

     WARREN J. HAYFORD. Mr. Hayford served as President, Chief Operating Officer and a director of the Company from its organization in 1986 through August 1988 and served as Vice Chairman and a director from that time until his retirement as Vice Chairman effective December 31, 1992. He continues to serve as a director. Mr. Hayford has served as Chairman, Chief Executive Officer and a director of BWAY Corporation (formerly Brockway, Inc.), a manufacturer of metal containers, since its formation in 1989. Mr. Hayford served from 1989 to 1996 as a director of System Software Associates, Inc., a developer and marketer of business application software packages. Chairman, Nominating and Organizational Planning Committee. Age 69.

     CHARLES S. JOHNSON. Mr. Johnson has served as a director of the Company since August 1997. He is Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural biotech company, where he has held increasingly responsible positions since 1965. He serves on the board of directors of the National Association of Manufacturers, the Progressive Policy Institute, the National Policy Association and the Principal Financial Group. He also serves as Chairman of Grand View (Iowa) College and is the former Chairman of the Des Moines Chamber of Commerce. Member, Audit Committee and Nominating and Organizational Planning Committee. Age 60.

     JERRY W. KOLB. Mr. Kolb has served as a director of the Company since August 1998. Until his retirement in May 1998, he was Vice Chairman of Deloitte & Touche LLP, an international public accounting and consulting firm. He joined the accounting firm in 1957 and served as managing partner of the Chicago office and as Chief Financial and Administrative Officer, as well as Vice Chairman. Mr. Kolb has been a member of the supervisory board of directors of New Skies Satellites, N.V., a commercial satellite communications company incorporated in the Netherlands, since 1998. Age 63.

     RALPH L. MacDONALD JR. Mr. MacDonald has served as a director of the Company since May 1994. Mr. MacDonald is a principal of Amelia Investment Corp., a private investment company. Prior thereto, he was a principal of Island Capital Corporation ("Island Capital"), a private investment company. He was formerly Managing Director-Corporate Finance and a member of the Management Committee of Bankers Trust Company and its parent, Bankers Trust New York Corporation, which he joined in 1964 and served in various capacities until his resignation in March 1992 to co-found Island Capital. Mr. MacDonald also serves as a director of Hercules, Inc., a specialty chemical concern. Chairman, Compensation and Stock Option Committee; member, Audit Committee. Age 56.

     MARVIN A. POMERANTZ. Mr. Pomerantz has served as Chairman, Chief Executive Officer and a director of the Company since its organization in 1986. Since 1980, Mr. Pomerantz has served as Chairman or President and a director of MAG. Mr. Pomerantz formerly served as President of the Board of Regents for the state universities in Iowa and formerly served on the board of directors of Stone Container Corporation, a manufacturer of packaging products. He has served on the board of directors of Wellmark Blue Cross and Blue Shield of Iowa since May 1998 and Norwest Bank Iowa, N.A. since January 1975. He currently serves on the board of directors of the American Forest & Paper Association. Age 68.

     THOMAS H. STONER. Mr. Stoner has served as a director of the Company since February 1993. He is a director and Chairman of the Executive Committee of American Tower Corporation, owner and operator of broadcast and wireless communications towers. He served from 1993 to 1998 as Chairman of the Executive Committee of American Radio Systems and from 1965 to 1993 as Chairman and Chief Executive Officer of Stoner Broadcasting Systems, Inc., a private broadcast communications company that merged with American Radio Systems in 1993. From 1994 to 1998, he was Chairman of Chesapeake Bay Foundation, a charitable foundation, where he continues to serve on the Board of Trustees. From 1965 to 1991 he served as Chairman of the Stoner McCray Systems, Inc., a privately owned real estate development company, and from 1985 to 1989 he served as director of Annapolis Banking and Trust Company, an affiliate of Mercantile Bankshares Corporation, a publicly traded banking company. Member, Nominating and Organizational Planning Committee. Age 63.

REQUIRED VOTE

     Election of each Director Nominee requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during fiscal 1998 and the various committees of the Board held a total of eight meetings. During fiscal 1998, each Board member attended at least 75 percent of the meetings of the Board and meetings of the committees of which he or she is a member, except for Mr. Ferrill, who attended seven of 10 meetings.

     Directors who are not current employees of the Company ("Outside Directors") receive an annual fee of $35,000 ($26,000, prior to April 1998) and an annual fee of $5,000 for each committee chaired. An attendance fee of $1,000 for each meeting of the Board or committee was discontinued in April 1998. In April 1998, each Outside Director also received an option under the 1997 Long Term Equity Incentive Plan ("1997 Plan") to purchase 7,000 shares of Common Stock at an exercise price of $9.06, the then fair market value. The option vests ratably over three years. During fiscal 1998, no director fees were paid to Mr. Pomerantz. All directors are reimbursed for expenses incurred as a director.

     Outside Directors may elect to defer all cash fees payable for service on the Board until they cease to be directors or file written revocation of their election. Deferred fees may accrue (i) interest at 300 basis points over the six-month U.S. Treasury bill rate in effect at the beginning of each fiscal year ("Option A"); or (ii) gain or loss as if deferred fees were used to acquire Common Stock at a 15 percent discount from the closing price at the beginning of each fiscal year ("Option B"). Messrs. Ferrill, Goodenow, Hawkins and MacDonald have elected to defer fees, all under Option B.

     The Board has formed certain committees, including a Compensation and Stock Option Committee ("Compensation Committee"), an Audit Committee and a Nominating and Organizational Planning Committee ("Nominating Committee").

     The Compensation Committee establishes and maintains employee benefit programs, plans and trusts, including incentive compensation programs. It also administers and approves grants of stock-based awards under the Company's 1989 Long Term Incentive Plan ("1989 Plan") and the 1997 Plan. The Compensation Committee met three times in fiscal 1998.

     The Audit Committee recommends to the full Board selection of the Company's independent auditors, reviews the scope of the independent auditors' work and meets with the independent auditors, internal auditors, and certain officers and employees of the Company to review the adequacy of internal controls. The Audit Committee held two meetings in fiscal 1998.

     The Nominating Committee recommends candidates for election to the Board or to fill vacancies on the Board, reviews the performance of Board members and establishes and reviews a plan of succession for the Company's Chief Executive Officer and other senior managers. The Nominating Committee met three times in fiscal 1998. The Nominating Committee will consider a director nominee recommended by a stockholder, if written notice of recommendation is delivered by registered mail to the Secretary of the Company not less than 90 days nor more than 120 days before a meeting of stockholders at which directors are to be elected. A recommendation must be accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a signed, written consent by the recommended nominee, showing his or her interest in serving as a director. Such a recommendation by a stockholder does not guarantee that the Nominating Committee will propose any such nominee to the Board.

PROPOSAL 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has recommended and the Board has selected Deloitte & Touche LLP to act as the Company's independent auditors. Deloitte & Touche LLP served as the Company's auditors for the 1998 fiscal year. Representatives of Deloitte & Touche LLP will attend the 1999 Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

REQUIRED VOTE

     Ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                STOCK OWNERSHIP

     The following table shows beneficial ownership of the Company's Common Stock and warrants to obtain Common Stock as of December 14, 1998 by (i) each holder known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director and executive officer of the Company and (iii) all officers and directors of the Company as a group. The numbers and percentages of Common Stock include Trust Stock held by the Warrant Trustee. To the knowledge of the Company, each stockholder has sole voting and investment power as to the shares owned unless otherwise noted. The address of all directors and executive officers is the address of the Company.

                                                                                   WARRANTS TO OBTAIN
                                                         COMMON STOCK                 COMMON STOCK
                                                   ------------------------    --------------------------
                                                    NUMBER      PERCENT OF       NUMBER       PERCENT OF
                                                   OF SHARES   OUTSTANDING*    OF WARRANTS   OUTSTANDING*
                                                   ---------   ------------    -----------   ------------
Schneider Capital Management(1)..................  6,339,800       11.6             0             --
  460 E. Swedesford Rd., Suite 1080
  Wayne, PA 19087
Marvin A. Pomerantz and MAG(2)...................  4,629,942        8.5             0             --
  4700 Westown Parkway
  West Des Moines, IA 50625
M. D. Sass Associates and........................  3,076,113        5.6             0             --
  M. D. Sass Investors Services, Inc.(3)
  1185 Avenue of the Americas
  New York, NY 10036
Warren J. Hayford(4).............................  1,797,868        3.3             0             --
Mary Sue Coleman.................................      3,008         --             0             --
Harve A. Ferrill.................................     25,000         --             0             --
John E. Goodenow(5)..............................     44,000         --             0             --
David B. Hawkins(6)..............................     26,200         --             0             --
Charles S. Johnson...............................          0         --             0             --
Jerry W. Kolb....................................     10,000         --             0
Ralph L. MacDonald Jr............................     40,000         --             0             --
Thomas H. Stoner.................................     16,200         --             0             --
Dale E. Stahl....................................    550,048        1.0             0             --
Daniel P. Casey(7)...............................    401,510         --             0             --
Lawrence G. Rogna(8).............................    263,700         --             0             --
All officers and directors as a group (20
  persons)(9)....................................  8,217,363       15.1             0             --

---------------
 *  Percentages less than 1 percent have been omitted.

(1) The shares shown as beneficially owned by Schneider Capital Management Corporation ("Schneider Capital") are based on a Schedule 13G filed on September 30, 1998. Schneider Capital has sole power to vote or direct the vote of 1,315,300 and sole power to dispose or direct the disposition of 6,339,800 shares.

(2) MAG is owned by Mr. Pomerantz, his wife and trusts for the benefit of their children. Mr. Pomerantz does not own directly any of these shares except for 40,000 shares held in his own name. Mr. Pomerantz disclaims beneficial ownership of shares held by MAG and attributable to his wife and the trusts.

(3) The shares shown as beneficially owned by M. D. Sass Associates, Inc. and M.
    D. Sass Investors Services, Inc. (collectively "M. D. Sass") are based on a
    Schedule 13G filed on February 3, 1997.

(4) The shares shown as beneficially owned by Mr. Hayford include 305,686 shares owned directly by trusts for the benefit of his children and grandchildren, 218,496 owned directly by his wife and 50,000 owned directly by a charitable family foundation. Mr. Hayford disclaims beneficial ownership of shares held by the trusts, his wife and the foundation.

(5) The shares shown as beneficially owned by Mr. Goodenow include 1,000 owned directly by his wife and 20,000 owned directly by Goodenow Bancorporation, a family-owned corporation. Mr. Goodenow disclaims beneficial ownership of such shares.

(6) Mr. Hawkins owns options to purchase 24,200 shares of the Company's Common Stock granted under the Company's Outside Director Stock Option Plan. Although none of the options have been exercised, the shares shown as beneficially owned by Mr. Hawkins include all such options, because they all are currently exercisable.

(7) The shares shown as beneficially owned by Mr. Casey include 12,360 owned directly by his wife and 28,500 owned directly by his children. Mr. Casey disclaims beneficial ownership of such shares.

(8) The shares shown as beneficially owned by Mr. Rogna include 3,000 owned directly by his wife and 40,000 owned directly by a trust. Mr. Rogna disclaims beneficial ownership of such shares.

(9) The number and percentage of shares owned by the named individuals and group include 1,187,669 shares subject to stock options exercisable currently or within 60 days of December 14, 1998.

     The following table shows compensation of the Company's chief executive officer and the Company's other executive officers (the "named executive officers") earned for the fiscal years ended September 30, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                        RESTRICTED
                                                         OTHER ANNUAL     STOCK                  LTIP      ALL OTHER
         NAME AND           FISCAL   SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/   PAYOUTS   COMPENSATION
    PRINCIPAL POSITION       YEAR      ($)       ($)         ($)           ($)       SARS(#)      ($)      ($)(1)(2)
    ------------------      ------   -------   -------   ------------   ----------   --------   -------   ------------
Marvin A. Pomerantz.......   1998    764,400         0     0                0        300,000       0         21,600
(Chairman and Chief          1997    712,500         0     0                0           0          0         53,500
Executive Officer)           1996    600,000         0     0                0           0          0        202,600
Dale E. Stahl.............   1998    409,400         0     0                0        333,400       0         11,400
(President and Chief         1997    389,400         0     0                0           0          0         40,100
Operating Officer)           1996    368,100   208,000     0                0           0          0        115,700
Daniel P. Casey...........   1998    375,600         0     0                0        333,400                 10,500
(Executive Vice              1997    360,600         0     0                0           0          0         38,400
President)                   1996    344,400   208,000     0                0           0          0        112,400
Lawrence G. Rogna(3)......   1998    253,400         0     0                0        166,700       0          6,900
(Senior Vice President)      1997    241,900         0     0                0           0          0         74,400
                             1996    230,900   125,000     0                0           0          0        114,000

---------------
(1) Includes for each of 1996, 1997 and 1998 employer contributions to the Company's 401(k) Plan on behalf of Messrs. Pomerantz, Stahl, Casey and Rogna, of $4,500, $4,500 and $4,800, respectively.

(2) Includes for 1996, 1997 and 1998 cash payments in lieu of Company contributions which could not be made because of Internal Revenue Code limitations to Messrs. Pomerantz, Stahl, Casey and Rogna of $198,100, $49,000 and $16,800; $111,200, $35,600 and $6,600; $107,900, $33,900 and
    $5,700; and $53,700, $16,900 and $2,100, respectively. Beginning in 1995, calculation of the payment was made on a calendar rather than fiscal year basis. Amounts paid for calendar 1995 are included in fiscal 1996 compensation.

(3) Includes for 1996 and 1997 principal and interest on a relocation loan that was forgiven of $55,800 and $53,000, respectively.

     The following table shows stock options granted to the named executive officers in fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                                                 PERCENT OF                                   POTENTIAL REALIZABLE
                                   NUMBER OF       TOTAL                                    VALUE AT ASSUMED ANNUAL
                                   SECURITIES     OPTIONS                                     RATES OF STOCK PRICE
                                   UNDERLYING    GRANTED TO    EXERCISE OR                  APPRECIATION FOR OPTION
                                    OPTIONS      EMPLOYEES     BASE PRICE                             TERM
                                    GRANTED      IN FISCAL      ($/SHARE)     EXPIRATION    ------------------------
             NAME                    (#)(1)         YEAR           (2)           DATE         5%($)         10%($)
             ----                  ----------    ----------    -----------    ----------      -----         ------
Marvin A. Pomerantz............     300,000        18.55          8.85         01/14/08     1,671,000     4,230,000
Dale E. Stahl..................     213,400        13.20          8.85         01/14/08     1,188,600     3,008,900
Dale E. Stahl..................     120,000         7.42          7.00         11/10/07       528,000     1,339,200
Daniel P. Casey................     213,400        13.20          8.85         01/14/08     1,188,600     3,008,900
Daniel P. Casey................     120,000         7.42          7.00         11/10/07       528,000     1,339,200
Lawrence G. Rogna..............     106,700         6.60          8.85         01/14/08       594,300     1,504,400
Lawrence G. Rogna..............      60,000         3.71          7.00         11/10/07       264,000       669,600

---------------
(1) All options have ten-year terms.

(2) Options granted to Messrs. Stahl, Casey and Rogna at an exercise price of $8.85 are immediately exercisable. All other options become exercisable at the rate of 33 1/3% per year.

     The following table shows exercise of options by the named executive officers in fiscal 1998 and the value of options held by the named executive officers at the end of fiscal 1998:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                                                 VALUE OF UNEXERCISED
                                                                      NUMBER OF UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS/SARS AT             OPTIONS/SARS
                                                                       FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
                                                                      ---------------------      ---------------------
                            SHARES ACQUIRED                               EXERCISABLE/               EXERCISABLE/
          NAME                ON EXERCISE      VALUE REALIZED($)        UNEXERCISABLE(1)           UNEXERCISABLE(2)
          ----              ---------------    -----------------        ----------------           ----------------
Marvin A. Pomerantz.....             0                    0                    0/300,000                    0/0
Dale E. Stahl...........        97,148              328,700              293,400/120,000               20,600/0
Daniel P. Casey.........             0                    0              293,400/120,000               20,600/0
Lawrence G. Rogna.......             0                    0               156,700/60,000               10,300/0

---------------
(1) Options only are included. No SAR grants have been made.

(2) The closing price of the Common Stock on September 30, 1998 was $3.25 per share.

                               EXECUTIVE OFFICERS

     MARVIN A. POMERANTZ. See Director Nominees for Election at the 1999 Annual Meeting.

     DALE E. STAHL. Mr. Stahl has served as President and Chief Operating Officer of the Company since August 1988. From March 1988 through August 1988, Mr. Stahl served as Vice President of the Company. From 1978 to 1988, he was employed by Union Camp Corporation, an integrated paper packaging manufacturer, starting in sales and ultimately being promoted to Vice President-General Manager of the container division. He is currently a director and member of the Compensation Committee of AMCOL International Corporation, a diversified specialty mineral, chemical and environmental company. Age 51.

     DANIEL P. CASEY. Mr. Casey has served as Executive Vice President and Chief Financial Officer of the Company since February 1990. From July 1988 through February 1990, Mr. Casey served as Senior Vice President - Financial and Legal Affairs of the Company and from January 1988 through June 1988 in the same position for each of the Company and Mid-America Packaging, Inc., which merged with the Company in June 1988. From March 1987 through January 1988, Mr. Casey served as Vice President - Financial and Legal Affairs for each of the Company and Mid-America. Age 56.

     LAWRENCE G. ROGNA. Mr. Rogna has served as Senior Vice President of the Company since February 1990. From December 1988 through February 1990, Mr. Rogna served as Vice President - Human Resources of the Company. From 1981 to 1988, he was employed by Rohr Industries, Inc., a manufacturer of components for aircraft and space vehicles, where he served as Vice President, Human Resources from 1983 to 1988. Age 52.

                             EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Pomerantz for the period June 1, 1997 through December 31, 2000. It provides for an annual base salary of no less than $750,000 and participation in the Shareholder Value Plan, a long-term incentive plan designed to tie Mr. Pomerantz's compensation to increases in shareholder value, and in all of the Company's salaried employee benefit plans. Under the agreement, Mr. Pomerantz became eligible to receive stock option or restricted stock grants beginning January 1, 1998, but does not participate in the Company's Management Incentive Plan. The employment agreement provides for supplemental retirement payments commencing on the date of retirement equal to 50 percent of average base salary and bonus for the four highest years of service with the Company, less primary Social Security benefits and any amounts payable under the Company's pension plan. If Mr. Pomerantz's employment terminates because of his disability, he will receive his base salary for 12 months. If Mr. Pomerantz's employment terminates because of his death, his estate will receive his then accrued and unpaid base salary. If Mr. Pomerantz's employment is terminated by the Company for any other reason other than Serious Misconduct (as defined below) or by Mr. Pomerantz for Good Reason (as defined below), he will receive his full compensation for the balance of the term of the employment agreement. "Serious Misconduct" means misappropriation of Company funds, commission of a felony, willful disregard for duties, violation of any duty of loyalty, repeated acts causing public disgrace to the Company, disclosure of the Company's confidential information, or engaging in competition with the Company at any time before December 31, 2001. "Good Reason" means Mr. Pomerantz's resignation due to substantial diminution of his duties, a reduction of his perquisites, a change in principal office location or a material uncured breach by the Company of the employment agreement.

     The Company has an employment letter agreement for an indefinite term with each of Mr. Stahl at an annual salary of $420,000 effective January 1999, Mr. Casey at an annual salary of $383,500 effective January 1999 and Mr. Rogna at an annual salary of $256,000 effective January 1999.

     If any of Messrs. Stahl, Casey or Rogna becomes disabled and the Company terminates his employment, he will receive his full base salary and benefits for 12 months. If the Company terminates employment for any other reason, the executive will be entitled to his full base salary and benefits for the 24 months following such termination, except that the final 12 months of payments will be reduced by any amount received from other employment. Each of Messrs. Stahl, Casey and Rogna participated in the Shareholder Value Plan until December 31, 1997 and participates in the Company's salaried employee benefit plans.

     Each of Messrs. Stahl, Casey and Rogna has a severance agreement with the Company. Under the severance agreement, if he is terminated within 24 months after a change in control of the Company, the executive will receive a severance payment of two times the sum of his base salary plus his target bonus under the Company's Management Incentive Plan. Target bonus amounts for Messrs. Stahl, Casey and Rogna currently are 50 percent, 50 percent and 40 percent, respectively, of base salary. The Company also reimburses any excise tax imposed on severance payments.

     Each of Messrs. Stahl, Casey and Rogna participates in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides supplemental annual retirement payments commencing the later of age 55 or the date of retirement of up to 60 percent of average base salary and bonus, excluding awards under the Shareholder Value Plan, for the four highest of the 10 years prior to retirement, less primary Social Security benefits and any amounts payable under the Company's pension plan. Supplemental payments range from 35 percent (at age 55) to 60 percent (at age 65) of average base salary and bonus.

                              CERTAIN TRANSACTIONS

     MAG and certain of its subsidiaries provided office space and professional, administrative, aviation and clerical services to the Company during fiscal 1998 at a cost of approximately $174,000. Fees for these services are determined on the basis of costs incurred and the fair market value of the office space. The Company expects MAG and such subsidiaries to provide office space and such services to the Company in the future. In February 1998, the Company loaned Mr. Stahl $505,200 to pay the exercise price and taxes on a stock option. The option would have expired in March 1998. The loan bears interest at the Applicable Federal Rate and is payable on December 31, 2000.

     The Company has entered into agreements with certain of its stockholders, which provide such stockholders with the right in certain circumstances to require the Company to register, at the Company's expense, the shares of Common Stock owned by them under the Securities Act of 1933, as amended.

     The Company has entered into employment agreements with Messrs. Pomerantz, Stahl, Casey and Rogna. See "Employment Agreements."

                                  PENSION PLAN

     The Gaylord Container Retirement Plan ("Pension Plan") is a qualified, non-contributory defined-benefit plan which covers substantially all employees of the Company, including both salaried and hourly employees. The following table shows estimated annual benefits payable to salaried employees under the Pension Plan on a straight-life annuity basis upon normal retirement with indicated years of credited service and final average annual compensation:

                FINAL                                          YEARS OF SERVICE(2)
               AVERAGE                   ----------------------------------------------------------------
             EARNINGS(1)                    15            20            25            30            35
             -----------                    --            --            --            --            --
$100,000(3)(4).......................    $ 16,750      $ 23,250      $ 29,750      $ 35,000      $ 40,500
 150,000.............................      25,125        34,875        44,625        52,500        60,750
 200,000.............................      33,500        46,500        59,500        70,000        81,000
 250,000.............................      41,875        58,125        74,375        87,500       101,250
 300,000.............................      50,250        69,750        89,250       105,000       121,500
 350,000.............................      58,625        81,375       104,125       122,500       141,750
 400,000.............................      67,000        93,000       119,000       140,000       162,000
 450,000.............................      75,375       104,625       133,875       157,500       182,250
 500,000.............................      83,750       116,250       148,750       175,000       202,500
 550,000.............................      92,125       127,875       163,625       192,500       222,750
 600,000.............................     100,500       139,500       178,500       210,000       243,000
 650,000.............................     108,875       151,125       193,375       227,500       263,250
 700,000.............................     117,250       162,750       208,250       245,000       283,500
 750,000.............................     125,625       174,375       223,125       262,500       303,750

---------------
(1) Compensation covered by the Pension Plan includes all cash compensation, including amounts received under the Shareholder Value Plan, but does not include compensation related to stock options, non-cash compensation or deferred compensation. The amounts reflected in the table do not reflect the Social Security offset in accordance with the Pension Plan benefit formula.

(2) As of September 30, 1998, the named executive officers had been credited with the following years of service: Mr. Pomerantz, 10 years; Mr. Stahl, 10 years; Mr. Casey, 11 years; and Mr. Rogna, nine years.

(3) For the 1998 Pension Plan year, the amount of compensation in the calculation of retirement benefits for any participant is limited to $160,000 subject to future increases based on cost-of-living adjustments implemented by the Department of the Treasury. The maximum estimated annual benefits listed in this table do not include projected cost-of-living increases.

(4) In addition to amounts payable under the Pension Plan, Messrs. Pomerantz, Stahl, Casey and Rogna will receive supplemental retirement income. See "Employment Agreements." Based on current and historical compensation, the maximum annual supplemental retirement income payable to Messrs. Pomerantz, Stahl, Casey and Rogna will be approximately $725,000, $330,000, $309,000 and $180,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Company's Compensation Committee are Messrs. Ferrill, Goodenow, Johnson, MacDonald and Stoner. No officers or former officers of the Company serve on the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following has been submitted by the Compensation Committee of the Board of Directors:

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding compensation of the Company's executive officers. The philosophy of the Compensation Committee is to design an executive compensation program to attract, motivate and retain the executive talent critical to the Company's achievement of its objectives to increase shareholder value and maximize returns to shareholders.

     Key to the program are incentives which vary rewards with individual and Company performance. Two compensation approaches are used to implement the variable pay initiative: an annual cash incentive opportunity focused on Company operating and financial performance for officers and key managers, and a long-term incentive based on share price appreciation through grants of restricted stock, grants of stock options or payments under the Shareholder Value Plan.

  General Executive Compensation Program Policies

     To achieve its objectives, the Company has developed a series of executive compensation policies:

     - The Company will provide levels of executive compensation that are competitive with those provided by the relevant marketplace (as defined below).

     - The Company will provide annual cash incentive compensation for executives that varies in a consistent and predictable manner with the operating and financial performance of the Company.

     - The Company will provide programs that enable executives to achieve rewards based on increased shareholder value to reinforce the link between executive and shareholder interests.

  Competitive Executive Compensation, Base Salary and Annual Incentive Compensation

     The Company seeks to provide levels of executive compensation that are competitive at expected levels of individual and Company performance. Competitiveness is defined as in keeping with the compensation of executives in comparable positions and who have similar qualifications. The comparison group for those executives is companies similar to the Company in industry and size.

     Competitiveness is measured using data from a number of sources, including published information, proxies, forest products industry surveys, which includes data from the Dow Jones paper products peer group, and surveys by consulting firms.

     A salary range is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary range is based on the average salary of equivalent positions at the other companies, which the Company uses for comparison purposes. The salary range is from 80 percent to 120 percent of the midpoint. An individual's base salary is determined by reviewing his or her sustained performance over time and correspondingly positioning the executive officer's salary in the salary range for his or her position. Salaries for Messrs. Stahl, Casey and Rogna were increased in fiscal 1998 to reflect their individual contributions and provide salaries in line with competitive practices.

     The Management Incentive Plan is designed to ensure that incentive compensation varies in a consistent and predictable manner with the Company's operating and financial performance. Performance targets and related amounts to be paid to plan participants if the targets are achieved are determined annually by the Board. While performance targets were not met for fiscal 1998, the Compensation Committee, in consideration of the continuing challenges created by the industry and overall progress on many factors, recommended and the Board approved discretionary incentive awards to 43 participants. Messrs. Stahl, Casey and Rogna received no payouts under this plan for fiscal 1998. Mr. Pomerantz does not participate in the Management Incentive Plan. Targets have been established for fiscal 1999 based on the Company's earnings before interest, income taxes, depreciation and amortization.

     Based on the same goals and targets, the Company also maintains a Deferred Profit Sharing Plan, which provides for contributions to participants' individual 401(k) accounts. Based on the results achieved in fiscal 1998, the Company made no contributions to this plan. The Company's executive officers participate in this plan.

     The Compensation Committee considered a series of factors contributing to the possibility of increased turnover of critical executive talent. In recognizing the overall performance of the industry, the very high demand for executive talent and the cost to replace key leaders, the Compensation Committee recommended, and the Board approved, a program designed to retain key senior managers that will compensate each participant two times his or her target incentive if the individual remains with the Company as of December 31, 2000 and is performing in an acceptable manner. Messrs. Stahl, Casey and Rogna are participants in this program.

  Long-Term Incentive

     The Company currently maintains two stock-based plans pursuant to which non-qualified stock options may be granted: the 1989 Plan and the 1997 Plan. Both Plans also permit the grant of incentive stock options, stock appreciation rights, stock indemnification rights, restricted stock and performance awards. Only non-qualified options and restricted stock have been granted to date.

     The Shareholder Value Plan, as approved by the Company's stockholders on February 2, 1994 ("Shareholder Value Plan"), directly tied the long-term incentive compensation of the Company's four executive officers to the creation of shareholder value.

     The Shareholder Value Plan commenced January 1, 1993 and expired on December 31, 1997. None of Messrs. Pomerantz, Stahl, Casey or Rogna received an award under this Plan based on Year End Share Value for calendar 1997, the last year for which awards were determinable.

     As discussed below under "Chief Executive Officer Compensation", during fiscal 1997 the Compensation Committee, over the course of several meetings, considered alternatives for the extension of Mr. Pomerantz's employment agreement, which was due to expire December 31, 1997 and alternatives for extension of the Shareholder Value Plan for all participants upon expiration on December 31, 1997. In extending Mr. Pomerantz's employment agreement to December 31, 2000, the Compensation Committee recommended that, subject to shareholder approval, the Shareholder Value Plan be amended to run through December 31, 2000 for Mr. Pomerantz alone. This recommendation was approved by the Board in May 1997 and by the shareholders in February 1998.

     The Shareholder Value Plan was not extended for Messrs. Stahl, Casey or Rogna beyond December 31, 1997. The Compensation Committee determined that extending the Shareholder Value Plan for these participants is not the most practical alternative, and in order to provide an equitable replacement authorized a onetime grant of stock options in amounts which was directly equivalent to each individual's degree of participation in the Shareholder Value Plan. These grants, effective January 15, 1998, had an exercise price of $8.85 per share. The amount of these grants were 213,400, 213,400 and 106,700 shares respectively for Messrs. Stahl, Casey and Rogna.

     Messrs. Stahl, Casey and Rogna will be provided future competitive opportunity for long-term incentives based on share price appreciation through additional stock grants.

  Deductibility of Compensation under Section 162 (m) of the Code

     Section 162(m) of the Code imposes a $1 million deduction limit on compensation paid to the named executive officers of the Company. Compensation is exempt from the $1 million deduction limit, however, if the compensation qualifies for an exception, including an exception for certain performance-based compensation. Compensation paid under the Shareholder Value Plan should qualify for the performance-based compensation exception, and therefore compensation paid pursuant to the Shareholder Value Plan should not be applied toward the $1 million deduction limit of Code Section 162(m). The Company anticipates that the amount of compensation income received by each of the Company's named executive officers, excluding income received pursuant to the Shareholder Value Plan, will not exceed $1 million in 1998 or 1999. Therefore, Code Section 162(m) should not cause the Company to be denied a deduction for any compensation income paid to the Company's named executive officers.

  Chief Executive Officer Compensation

     After extensive review of competitive data and all other pertinent factors, the Compensation Committee recommended and the Board approved in May 1997 a new employment agreement with Mr. Pomerantz effective June 1, 1997 through December 31, 2000.

     In structuring the new agreement, the Compensation Committee placed continued emphasis on the creation of shareholder value. By providing a program that consists primarily of base salary and long-term incentive directly tied to the creation of shareholder value, the Compensation Committee believes it has created a significant and proper focus. The program utilizes wholly objective criteria for the long-term variable pay opportunity and Mr. Pomerantz is not eligible to participate in the Management Incentive Plan.

     As discussed previously, the Compensation Committee recommended, and the Board as well as Shareholders approved, the extension of the Shareholder Value Plan, so that as amended it will expire on December 31, 2000, concurrent with the expiration of Mr. Pomerantz's new employment agreement.

     Extension of the Shareholder Value Plan provides a competitive opportunity for Mr. Pomerantz in lieu of stock options for the period 1993 through 1997. In order to provide a competitive opportunity for the remainder of the new employment agreement, the Compensation Committee authorized a grant of 300,000 stock options to Mr. Pomerantz effective January 15, 1998. The exercise price was $8.85 per share.

     Mr. Pomerantz's base salary continues at the $750,000 level established January 1, 1997.

                                  Ralph L. MacDonald, Jr., Chairman
                                  Harve A. Ferrill, member
                                  John E. Goodenow, member
                                  Charles S. Johnson, member
                                  Thomas H. Stoner, member

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of the Company's Common Stock, the S&P 500 Composite Stock Index ("S&P 500") and an index of a peer group of paper companies ("Peer Group") for the past five years. The graph assumes an investment in the Company's Common Stock and each index of $100 on October 1, 1993 and that all dividends are reinvested. The Peer Group index is comprised of nine companies whose primary business is the manufacture and sale of paper products. Peer Group returns are weighted each year based on each company's market capitalization at the beginning of the year. The Peer Group comprises the common stocks of: Boise Cascade, Bowater, Champion International, Consolidated Papers, Federal PaperBoard (through the date it was acquired), P.H.Glatfelter, International Paper, Mead and Westvaco.

                 FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURNS
PERFORMANCE GRAPH

                                                    GAYLORD CONTAINER               S & P 500                  PEER GROUP
                                                    -----------------               ---------                  ----------
'9/94'                                                   388.66                      103.69                      131.29
'9/95'                                                   428.67                      134.53                      158.98
'9/96'                                                   337.22                      161.88                      152.84
'9/97'                                                   388.66                      227.36                      197.52
'9/98'                                                   148.61                      247.92                      151.19

                              FINANCIAL STATEMENTS

     The Company's 1998 Annual Report accompanies this Proxy Statement. You may receive without charge a copy of the Company's 1998 Annual Report on Form 10-K by writing to the Company, 500 Lake Cook Road, Suite 400, Deerfield, IL 60015,
Attention: Investor Relations. You may also request financial information by visiting the Company's web site: www.gaylordcontainer.com.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1998 all filing requirements applicable to executive officers and directors were met.

                                 OTHER BUSINESS

     The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. If other matters are presented for a vote, the proxies will be voted on such matters in accordance with the judgment of the proxy holders.

                           PROPOSALS BY STOCKHOLDERS

     Stockholder proposals intended for inclusion in the proxy statement for the 2000 Annual Meeting must be received by the Company no later than September 1, 1999.

     We encourage you to vote and to attend the Annual Meeting. Directors, officers and a small number of Company employees may solicit proxies personally or by mail, telephone or otherwise, but they will not receive separate compensation for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be asked to forward the soliciting materials to beneficial owners. The entire cost of the Board's solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                          David F. Tanaka
                                          Secretary

                     GAYLORD CONTAINER CORPORATION / PROXY
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 10, 1999

The undersigned hereby appoints Marvin A. Pomerantz, Daniel P. Casey and David
F. Tanaka and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Gaylord Container Corporation, standing in the undersigned's name, at the Annual Meeting of Stockholders of said corporation to be held at 520 Lake Cook Road, Deerfield, Illinois 60015, on February 10, 1999 at 10:00 a.m. Chicago time, upon those matters as described in the Proxy Statement for the Annual Meeting and such other matters as may properly come before such meeting or any adjournment or adjournments thereof.





                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If not otherwise specified, this proxy will be voted FOR proposals 1 and 2.

The Board recommends a vote FOR the following proposals described in the Proxy Statement for the meeting.

If any other business is transacted at the Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the best judgment of the appointed attorneys and proxies.



                                                        FOR    WITHHOLD                                      FOR  AGAINST  ABSTAIN
1. Election of Directors: Mary Sue Coleman,             [ ]      [ ]         2.  Ratify the appointment       [ ]   [ ]      [ ]
   Harve A. Ferrill, John E. Goodenow,                                           of Deloitte & Touche LLP
   David B. Hawkins, Warren J. Hayford,                                          as the Company's independent
   Charles S. Johnson, Jerry W. Kolb,                                            auditors.
   Ralph L. MacDonald, Jr., Marvin A. Pomerantz,
   and Thomas H. Stoner

 Instruction: To withhold authority to vote for
 any individual nominee, write that nominee's
 name here:
 -----------------------------------------------








                              Dated:                         , 199
                                    ------------------------       -------------

                              --------------------------------------------------
                                           (Signature of Stockholder)


                              --------------------------------------------------
                                           (Signature of Stockholder)

                             Please sign your name exactly as it appears on this card. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.




         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE